As filed with the Securities and Exchange Commission on October 26, 1998
                                                        Registration No. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              GA FINANCIAL, INC.
 (exact name of registrant as specified in its certificate of incorporation)

DELAWARE                             6035                        25-1780835
(state or other               (Primary Standard                 (IRS Employer
jurisdiction of           Classification Code Number)        Identification No.)
incorporation or
organization)

                           4750 CLAIRTON BOULEVARD
                        PITTSBURGH, PENNSYLVANIA 15236
                                (412) 882-9800
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

             GREAT AMERICAN FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 401(K) PLAN
                           (Full Title of the Plan)

                                                 COPIES TO:
JOHN M. KISH                                     LAWRENCE M.F. SPACCASI, ESQUIRE
CHAIRMAN AND CHIEF EXECUTIVE OFFICER             THOMAS P. HUTTON, ESQUIRE
GA FINANCIAL, INC.                               MULDOON, MURPHY & FAUCETTE
4750 CLAIRTON BOULEVARD                          5101 WISCONSIN AVENUE, N.W.
PITTSBURGH, PENNSYLVANIA 15236                   WASHINGTON, D.C.  20016
(412) 882-9946                                   (202) 362-0840
(Name, address, including zip code, and telephone number, including area code, of agent for service)


 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /


====================================================================================================================
                                                         Proposed
                                                         Maximum              Proposed Maximum          Amount of
         Title of                Amount to be       Offering Price Per       Aggregate Offering       Registration
Securities to be Registered      Registered (1)           Share                  Price(2)                 Fee
--------------------------------------------------------------------------------------------------------------------
        Common Stock             71,815
       $.01 par Value                                  $13.6875(3)                $982,968                 $273
--------------------------------------------------------------------------------------------------------------------
  Participation Interests            (4)                   N/A                    N/A                      (5)
====================================================================================================================
(1)    Pursuant to 17 C.F.R. section 230.457(h), where securities are to be offered pursuant to an employee  benefit plan, the  aggregate  offering  price and  the amount of the  registration fee shall be computed with respect
       to  the  maximum  number of the  registrant's  securities  issuable under the Plan   that are covered by  the
       Registration Statement as of September 30, 1998, the most recent practicable date.
(2)    Estimated solely for the purpose of calculating the registration fee.
(3)    Pursuant to 17 C.F.R. section 230.457(c), the  average of  the  high and low  prices reported on the American
       Stock  Exchange as of October 19, 1998.
(4)    Pursuant to 17 C.F.R. section 230.416(c), this registration statement also  covers an indeterminate amount of interests  to be offered or sold pursuant to the employee benefit plan described herein.
(5)    Pursuant to Rule 457(h)(2), no separate fee is required for the participation interests.


THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SECTION 230.462.

Number of Pages 12
Exhibit Index is on Page 10

GA FINANCIAL, INC.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2.

      The documents containing the information for the Great American Federal Savings and Loan Association 401(k) Plan (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus supplement pursuant to Rule 424 in reliance on Rule 428.


PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

      (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which includes the consolidated statements of financial condition of GA Financial, Inc. (the "Company"), as of December 31, 1997 and 1996, including the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the period ended December 31, 1997, together with related notes and the report of PriceWaterhouseCoopers LLP, independent accountants, dated January 22, 1998, except as to the information presented in Note 19, for which the date is February 3, 1998, and filed with the SEC (File No. 1-14154) on March 31, 1998.

      (b) The Plan's annual report on Form 11-K for the fiscal year ended December 31, 1997, which includes the statement of net assets available for plan benefits of the Plan as of December 31, 1997 and December 31, 1996, and the related statements of income and changes in plan equity for the year ended December 31, 1997 and the nine months ended December 31, 1996, together with related notes and schedules as required by ERISA filed with the SEC on October 22, 1998.

      (c) The Form 10-Q reports filed by the Registrant for the fiscal quarters ended March 31, and June 30, 1998, (File No.1-14154), filed with the SEC on May 13, 1998 and August 13, 1998.

      (d) The description of Registrant's common stock contained in Registrant's Form 8-A (File No. 1-14154), as declared effective on February 9, 1996 by the SEC pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 12b-15 promulgated thereunder.

      (e) All documents  filed by the  Registrant  pursuant to Section 13(a) and
(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

       ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED

DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

      The common stock to be offered pursuant to the Plan has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      None

      The consolidated statements of financial condition of the Company as of December 31, 1997, and 1996, the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, together with the related notes and the report of PriceWaterhouseCoopers LLP, independent accountants, dated January 22, 1998, except as to the information presented in Note 19, for which the date is February 3, 1998, incorporated by reference in this Registration Statement, have been incorporated herein in reliance upon authority of said firm as experts in accounting and auditing.

      The financial statements of the Plan as of December 31, 1997 and 1996, and for the year ended December 31, 1997 and the nine month period ended December 31, 1996, together with related notes, schedules and the report of PriceWaterhouseCoopers LLP, independent accountants, dated June 8, 1998 incorporated by reference in this Registration Statement, have been incorporated herein in reliance upon the authority of said firm as experts in accounting.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible by the general corporation law of Delaware as it currently exists or as it may be amended provided any such amendment provides broader indemnification provisions than currently exists. This indemnification applies to the Board of Directors who administer the Plan.

      In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

TENTH:
-----

            A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

            B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter and "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

            C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

            D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

            E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

            F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

      ELEVENTH:
      --------

            A. Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders;
      (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

      B. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 7.       EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

Item 8.   List of Exhibits.

      The Plan does not intend to purchase any common stock directly from the Company, so no opinion concerning legality is required or provided. The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-B):

      4     Stock Certificate of common stock of GA Financial, Inc.1

      23.2  Consent of PriceWaterhouseCoopers LLP

      24 Power of Attorney is located on the signature pages.

--------------------------
1 Incorporated herein by reference from the Exhibit of the same number contained in the Registration Statement on the Form S-1 (SEC No. 33-80715), as amended, filed with the SEC on December 21, 1995, and declared effective on February 9, 1996.

ITEM 9.   UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material  information  with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference into this Registration Statement

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

      (4) That for purposes determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) That Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, GA Financial, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania on October 26, 1998.


                                     GA FINANCIAL, INC.



                                     By: /s/ John M. Kish
                                         --------------------------------------
                                         John M. Kish
                                         Chairman and Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints John G. Micenko and John M. Kish, either of them, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Name                    Title                                   Date
    ----                    -----                                   ----


/s/ John M. Kish            Chairman of the Board and Chief    October 26, 1998
---------------------       Executive Officer (principal
John M. Kish                executive officer)


/s/ John G. Micenko
---------------------       President and Director             October 26, 1998
John G. Micenko


/s/ Raymond G. Suchta
---------------------       Chief Financial Officer and        October 26, 1998
Raymond G. Suchta           Vice President (principal
                            accounting and  financial officer)

/s/ Thomas E. Bugel
---------------------       Director                           October 26, 1998
Thomas E. Bugel


/s/ Darrell J. Hess
---------------------       Director                           October 26, 1998
Darrell J. Hess

/s/ Thomas M. Stanton
---------------------       Director                           October 26, 1998
Thomas M. Stanton

/s/ Robert J. Ventura
---------------------       Director                           October 26, 1998
Robert J. Ventura

/s/ David R. Wasik
---------------------       Director                           October 26, 1998
David R. Wasik


THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on October 26, 1998




                            Plan Administrator:      GREAT  AMERICAN  FEDERAL
                                                     SAVINGS   AND  LOAN
                                                     ASSOCIATION

                                                     By: /s/ John G. Micenko
                                                         -----------------------
                                                         John G. Micenko
                                                         President



                                           EXHIBIT INDEX
                                           -------------

                                                                                            Sequentially
                                                                                              Numbered
                                                                                                Page
 Exhibit No.   Description                  Method of Filing                                  Location
------------   ----------------             ------------------------------------------      ------------

      4        Stock Certificate of GA      Incorporated herein by reference from the            --
               Financial, Inc.              Exhibits of the Registrant's Form S-1, as
                                            amended, filed with the SEC on December
                                            21, 1995, and declared effective on
                                            February 9, 1996.

     23        Consent of                   Filed herewith                                       12
               PriceWaterhouse-
               Coopers LLP

     24        Power of Attorney            Located on the signature page.                        8
